Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS FIRST-QUARTER 2016 RESULTS

TOTAL REVENUE UP 4.8%; SAME-UNIT ORGANIC REVENUE UP 3.7%

INCOME FROM CONTINUING OPERATIONS UP 11.8%; EPS FROM CONTINUING OPERATIONS UP 7.9%

CLEVELAND (April 27, 2016) – CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2016.

For the first quarter, CBIZ reported revenue of $224.2 million, an increase of $10.3 million, or 4.8%, over the $213.9 million reported in the first quarter of 2015. Same-unit organic revenue increased by $8.0 million, or 3.7%, for the first quarter of 2016, compared with the same period a year ago. Newly acquired operations, net of divestitures, contributed $2.3 million to revenue in the 2016 first quarter. CBIZ reported first-quarter income from continuing operations of $21.8 million, or $0.41 per diluted share, compared with $19.5 million, or $0.38 per diluted share, in the first quarter of 2015. Adjusted EBITDA for the first quarter was $43.3 million, compared with $41.0 million for the 2015 first quarter.

Jerry Grisko, CBIZ President and Chief Executive Officer, said, “We are very pleased with the strong results achieved in the first quarter, which are consistent with our expectations. The growth in our Financial Services group reflects good organic revenue growth in both our core accounting services and our government health care consulting business. Within our Employee Services group, we experienced growth in our employee benefits and payroll businesses, both of which were aided by continued high client retention combined with higher new sales levels.”

“We were also pleased to complete the April 1st acquisition of The Savitz Organization, a retirement and actuarial consulting firm located in Philadelphia. When combined with the three actuarial firms that we acquired during the past two years, CBIZ is now able to serve virtually every need of a pension plan sponsor. We have a full pipeline of potential acquisitions and, including the two transactions already announced this year, we anticipate closing a total of four to six acquisitions during 2016.”

During the first quarter, CBIZ used $3.5 million to fund acquisition-related payments, including earn-out payments for prior-year acquisitions. Since the beginning of the year, the Company used $6.4 million to repurchase approximately 0.7 million shares of its common stock. The outstanding balance on the Company’s unsecured bank line of credit at March 31, 2016, was $232.2 million, compared with a balance of $203.9 million at December 31, 2015.

2016 Outlook

Grisko continued, “Our outlook for full-year 2016 continues to be very positive, as we see improved client demand for our services. Consistent with our prior guidance, we expect total revenue growth within a range of 6% to 8% over 2015, and we expect fully diluted earnings per share to increase within a range of 9% to 12% over 2015 earnings per share of $0.68, normalized to eliminate the impact of share equivalents related to the 2010 Convertible Notes that were fully retired in 2015. Cash flow is expected to be strong, and adjusted EBITDA is projected to be within a range of $93.0 to $95.0 million for 2016.”

Conference Call

CBIZ will host a conference call at 11:00 a.m. (ET) today to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at this link: http://dpregister.com/10083992 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be made available approximately two hours following the call on the Company’s web site at www.cbiz.com. For those without Internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) April 27 through 5:00 p.m. (ET), April 29, 2016. The toll free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10083992.

About CBIZ

Named one of America’s 2015 Best Employers and ranked as the #1 employer in the consulting and accounting industry by Forbes magazine, CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 33 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED MARCH 31,
	2016	%	2015	%
Revenue	$224,238	100.0%	$213,866	100.0%
Operating expenses (1) (2)	178,117	79.4%	170,864	79.9%

Gross margin	46,121	20.6%	43,002	20.1%
Corporate general and administrative expenses (1)	10,245	4.6%	9,865	4.6%

Operating income	35,876	16.0%	33,137	15.5%
Other (expense) income:
Interest expense	(1,526)	-0.7%	(2,977)	-1.4%
Gain on sale of operations, net	101	0.0%	56	0.0%
Other income, net (1) (3)	2,147	1.0%	2,859	1.4%

Total other income (expense), net	722	0.3%	(62)	0.0%
Income from continuing operations before income tax expense	36,598	16.3%	33,075	15.5%
Income tax expense	14,800		13,572

Income from continuing operations	21,798	9.7%	19,503	9.1%
Loss from operations of discontinued businesses, net of tax	(30)		(335)

Net income	$21,768	9.7%	$19,168	9.0%

Diluted earnings (loss) per share:
Continuing operations	$0.41		$0.38
Discontinued operations	—		(0.01)

Net income	$0.41		$0.37

Diluted weighted average common shares outstanding	52,745		51,385
Other data from continuing operations:
Adjusted EBIT (4)	$38,023		$35,996
Adjusted EBITDA (4)	$43,268		$40,983

(1)	CBIZ sponsors a deferred compensation plan, under which a CBIZ employee’s compensation deferral is held in a rabbi trust and invested accordingly as directed by the employee. Income and expenses related to the deferred compensation plan are included in “Operating expenses” ($0.5 million expense in 2016 and $1.1 million expense in 2015) and “Corporate general and administrative expenses” ($0.1 million expense in 2016 and 2015) and are directly offset by deferred compensation gains or losses in “Other income, net” ($0.6 million income in 2016 and $1.2 million income in 2015). The deferred compensation plan has no impact on “Income from continuing operations before income tax expense.”
(2)	“Operating expenses” for the first quarter of 2016 include a reduction of $0.7 million related to state payroll tax incentives associated with an office relocation. No such reduction was recorded during the same period in 2015. The office relocation occurred during the second quarter of 2015.

During the third and fourth quarter of 2015, the Company recorded incentives associated with the office relocation of $0.7 million and $0.9 million, respectively, which were recorded in “Other income, net.” These incentives will be reclassified from “Other income, net” to “Operating expenses” for those respective periods to align the incentives with the expenses associated with the office relocation. This reclassification will have no impact on “Income from continuing operations” or diluted earnings per share from continuing operations.

(3)	Includes income of $1.3 million and $1.5 million, respectively, related to net decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(4)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $5.2 million and $5.0 million, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles (“GAAP”).

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED MARCH 31,
	2016	2015
Revenue
Financial Services	$152,207	$143,832
Employee Services	64,327	62,651
National Practices	7,704	7,383

Total	$224,238	$213,866

Gross Margin
Financial Services	$38,710	$35,214
Employee Services	10,647	11,123
National Practices	827	782
Operating expenses - unallocated (1):
Other	(3,581)	(3,000)
Deferred compensation	(482)	(1,117)

Total	$46,121	$43,002

(1)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses—unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “Income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “Other income, net” in the Consolidated Statements of Comprehensive Income. Net gains/losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense in “Operating expenses” and as income in “Other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (2)

	THREE MONTHS ENDED MARCH 31,
	2016	Per Share	2015	Per Share
Income from continuing operations	$21,798	$0.41	$19,503	$0.38
Selected non-cash items:
Amortization	3,932	0.07	3,529	0.07
Depreciation (3)	1,313	0.03	1,458	0.03
Non-cash interest on convertible notes	—	—	595	0.01
Stock-based compensation	1,409	0.03	1,622	0.03
Adjustment to contingent earnouts	(1,263)	(0.02)	(1,500)	(0.03)

Non-cash items	5,391	0.11	5,704	0.11

Non-GAAP earnings - Continuing operations	$27,189	$0.52	$25,207	$0.49

(2)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “Income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under GAAP.

(3)	Capital spending was $0.9 million and $3.0 million for the three months ended March 31, 2016 and 2015, respectively.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT FINANCIAL DATA AND RATIOS

	MARCH 31, 2016	DECEMBER 31, 2015
Cash and cash equivalents	$1,561	$850
Restricted cash	26,095	24,860
Accounts receivable, net	197,248	153,608
Current assets before funds held for clients	241,651	200,983
Funds held for clients - current and non-current	151,119	171,497
Goodwill and other intangible assets, net	534,886	535,653
Total assets	$1,016,910	$996,331
Current liabilities before client fund obligations	$100,314	$99,735
Client fund obligations	150,563	171,318
Bank debt (1)	232,156	203,931
Convertible notes - non-current	750	750
Total liabilities	$571,046	$568,383
Treasury stock	$(468,304)	$(462,167)
Total stockholders’ equity	$445,864	$427,948
Debt to equity (2)	52.6%	47.8%
Days sales outstanding (DSO) - continuing operations (3)	92	72
Shares outstanding	52,552	52,953
Basic weighted average common shares outstanding	51,572	50,280
Diluted weighted average common shares outstanding	52,745	52,693

(1)	Effective January 1, 2016, CBIZ adopted Accounting Standards Update (“ASU”) 2015-03 and ASU 2015-15, “Interest—Imputation of Interest” which requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Upon the adoption of ASU 2015-03 and ASU 2015-15, the carrying amount of bank debt at December 31, 2015 has been retrospectively adjusted from $205.8 million to $203.9 million.
(2)	Ratio is convertible notes, bank debt and notes payable divided by total stockholders’ equity. The adoption of ASU 2015-03 and ASU 2015-15 retrospectively adjusted the debt to equity ratio at December 31, 2015 from 48.3% to 47.8%.
(3)	DSO is provided for continuing operations and represents accounts receivable, net, at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under GAAP. DSO at March 31, 2015 was 90.